UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 1 – Exit Filing)

Consumer Portfolio Services, Inc.

(Name of Issuer)

Common Stock, no par value per share

(Title of Class of Securities)

210502100

(CUSIP Number)

May 17, 2013

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this schedule is filed:

☐	Rule 13d-1(b)
☑	Rule 13d-1(c)
☐	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting  person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.: 210502100
1	NAME OF REPORTING PERSON

Drawbridge Special Opportunities Fund LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 983,939
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 983,939

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

983,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.42% (based on 22,274,010 shares of common stock outstanding as of October 22, 2013)
12	TYPE OF REPORTING PERSON

PN

2

CUSIP No.: 210502100
1	NAME OF REPORTING PERSON

Drawbridge Special Opportunities GP LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 983,939*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 983,939*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

983,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.42% (based on 22,274,010 shares of common stock outstanding as of October 22, 2013)
12	TYPE OF REPORTING PERSON

OO

*  Solely in its capacity as the general partner of Drawbridge Special Opportunities Fund LP.

3

CUSIP No.: 210502100
1	NAME OF REPORTING PERSON

Drawbridge Special Opportunities Advisors LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 983,939*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 983,939*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

983,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.42% (based on 22,274,010 shares of common stock outstanding as of October 22, 2013)
12	TYPE OF REPORTING PERSON

IA

*  Solely in its capacity as the investment advisor of Drawbridge Special Opportunities Fund LP.

4

CUSIP No.: 210502100
1	NAME OF REPORTING PERSON

Fortress Principal Investment Holdings IV LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 983,939*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 983,939*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

983,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.42% (based on 22,274,010 shares of common stock outstanding as of October 22, 2013)
12	TYPE OF REPORTING PERSON

OO

*  Solely in its capacity as the sole managing member of Drawbridge Special Opportunities GP LLC.

5

CUSIP No.: 210502100
1	NAME OF REPORTING PERSON

FIG LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 983,939*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 983,939*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

983,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.42% (based on 22,274,010 shares of common stock outstanding as of October 22, 2013)
12	TYPE OF REPORTING PERSON

IA

*  Solely in its capacity as the sole managing member of Drawbridge Special Opportunities Advisors LLC.

6

CUSIP No.: 210502100
1	NAME OF REPORTING PERSON

Fortress Operating Entity I LP
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 983,939*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 983,939*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

983,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.42% (based on 22,274,010 shares of common stock outstanding as of October 22, 2013)
12	TYPE OF REPORTING PERSON

PN

*  Solely in its capacity as the sole managing member of each of FIG LLC and Fortress Principal Investment Holdings IV LLC.

7

CUSIP No.: 210502100
1	NAME OF REPORTING PERSON

FIG Corp.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 983,939*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 983,939*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

983,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.42% (based on 22,274,010 shares of common stock outstanding as of October 22, 2013)
12	TYPE OF REPORTING PERSON

CO

*  Solely in its capacity as the general partner of Fortress Operating Entity I LP.

8

CUSIP No.: 210502100
1	NAME OF REPORTING PERSON

Fortress Investment Group LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐
(b) ☐
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 983,939*
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 983,939*

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

983,939
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

4.42% (based on 22,274,010 shares of common stock outstanding as of October 22, 2013)
12	TYPE OF REPORTING PERSON

OO

*  Solely in its capacity as the holder of all of the issued and outstanding shares of beneficial interest of FIG Corp.

9

Item 1.
(a)	Name of Issuer:

The name of the issuer is Consumer Portfolio Services, Inc. (the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices:

The Issuer’s principal executive offices are located at 19500 Jamboree Road, Irvine, California, Irvine, California 92612.

Item 2.
(a)	Name of Person Filing:

This statement is filed by:

	(i)	Drawbridge Special Opportunities Fund LP, a Delaware limited partnership;

	(ii)	Drawbridge Special Opportunities GP LLC, a Delaware limited liability company, is the general partner of Drawbridge Special Opportunities Fund LP;

	(iii)	Drawbridge Special Opportunities Advisors LLC, a Delaware limited liability company, is the investment advisor of Drawbridge Special Opportunities Fund LP;

	(iv)	Fortress Principal Investment Holdings IV LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities GP LLC;

	(v)	FIG LLC, a Delaware limited liability company, is the sole managing member of Drawbridge Special Opportunities Advisors LLC;

	(vi)	Fortress Operating Entity I LP, a Delaware limited partnership, is the sole managing member of each of FIG LLC and Fortress Principal Investment Holdings IV LLC;

	(vii)	FIG Corp., a Delaware corporation, is the general partner of Fortress Operating Entity I LP; and

	(viii)	Fortress Investment Group LLC, a Delaware limited liability company, is holder of all the issued and outstanding shares of beneficial interest of FIG Corp.

The foregoing persons are hereinafter sometimes collectively referred to as the “Reporting Persons.” Any disclosures herein with respect to persons other than the Reporting Persons are made on information and belief after making inquiry to the appropriate party.

(b)	Address of Principal Business Office:

The address of the principal business office of each of the Reporting Persons is c/o Fortress Investment Group LLC, 1345 Avenue of the Americas, 46 th Floor, New York, NY 10105, Attention: Michael Cohn.

(c)	Citizenship:

Each of Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Advisors LLC, Fortress Principal Investment Holdings IV LLC, FIG LLC and Fortress Investment Group LLC is a limited liability company organized under the laws of the State of Delaware. Each of Drawbridge Special Opportunities Fund LP, and Fortress Operating Entity I LP is a limited partnership organized under the laws of the State of Delaware. FIG Corp. is a corporation organized under the laws of the State of Delaware.

(d)	Title of Class of Securities:

Common Stock, no par value per share (the “Common Stock”)

10

(e)	CUSIP Number:

210502100

Item 3. If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E).

(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F).

(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G).

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4. Ownership.

As of February 13, 2014, Drawbridge Special Opportunities Fund LP is the beneficial owner of 983,939 shares of Common Stock.

The percentages used in this Item 4 are calculated based on 22,274,010 shares of common stock outstanding as of October 22, 2013 as reported in the Issuer’s Form 10-Q for the quarter ended September 30, 2013.

A.           Drawbridge Special Opportunities Fund LP

(a)           Amount beneficially owned:  983,939

(b)           Percent of class: 4.42%

(c)           (i)  Sole power to vote or direct the vote:  0

(ii) Shared power to vote or direct the vote:  983,939

(iii) Sole power to dispose or direct the disposition:  0

(iv) Shared power to dispose or direct the disposition:  983,939

B.           Drawbridge Special Opportunities GP LLC

(a)           Amount beneficially owned: 983,939

(b)           Percent of class: 4.42%

(c)           (i)  Sole power to vote or direct the vote:  0

(ii) Shared power to vote or direct the vote:  983,939

(iii) Sole power to dispose or direct the disposition:  0

(iv) Shared power to dispose or direct the disposition:  983,939

C.           Drawbridge Special Opportunities Advisors LLC

(a)           Amount beneficially owned:  983,939

(b)           Percent of class: 4.42%

(c)           (i)  Sole power to vote or direct the vote:  0

(ii) Shared power to vote or direct the vote:  983,939

(iii) Sole power to dispose or direct the disposition:  0

(iv) Shared power to dispose or direct the disposition:  983,939

11

D.           Fortress Principal Investment Holdings IV LLC

(a)           Amount beneficially owned:  983,939

(b)           Percent of class: 4.42%

(c)           (i)  Sole power to vote or direct the vote:  0

(ii) Shared power to vote or direct the vote:  983,939

(iii) Sole power to dispose or direct the disposition:  0

(iv) Shared power to dispose or direct the disposition:  983,939

E.           FIG LLC

(a)           Amount beneficially owned:  983,939

(b)           Percent of class: 4.42%

(c)           (i)  Sole power to vote or direct the vote:  0

(ii) Shared power to vote or direct the vote:  983,939

(iii) Sole power to dispose or direct the disposition:  0

(iv) Shared power to dispose or direct the disposition:  983,939

F.           Fortress Operating Entity I LP

(a)           Amount beneficially owned:  983,939

(b)           Percent of class: 4.42%

(c)           (i)  Sole power to vote or direct the vote:  0

(ii) Shared power to vote or direct the vote:  983,939

(iii) Sole power to dispose or direct the disposition:  0

(iv) Shared power to dispose or direct the disposition: 983,939

G.           FIG Corp.

(a)           Amount beneficially owned:   983,939

(b)           Percent of class: 4.42%

(c)           (i)  Sole power to vote or direct the vote:  0

(ii) Shared power to vote or direct the vote:  983,939

(iii) Sole power to dispose or direct the disposition:  0

(iv) Shared power to dispose or direct the disposition:  983,939

H.           Fortress Investment Group LLC

(a)           Amount beneficially owned:  983,939

(b)           Percent of class: 4.42%

(c)           (i)  Sole power to vote or direct the vote:  0

(ii) Shared power to vote or direct the vote:  983,939

(iii) Sole power to dispose or direct the disposition:  0

(iv) Shared power to dispose or direct the disposition:  983,939

Item 5.    Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following [x].

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.    Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.    Identification and Classification of Members of the Group.

Not applicable.

12

Item 9.    Notice of Dissolution of a Group.

Not applicable.

Item 10.  Certification.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

13

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2014
DRAWBRIDGE SPECIAL OPPORTUNITIES FUND LP

	By:	DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC
its general partner

	By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

DRAWBRIDGE SPECIAL OPPORTUNITIES GP LLC

	By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

DRAWBRIDGE SPECIAL OPPORTUNITIES ADVISORS LLC

	By:	/s/ Constantine M. Dakolias
Name: Constantine M. Dakolias
Title: President

FORTRESS PRINCIPAL INVESTMENT HOLDINGS IV LLC

	By:	/s/ David N. Brooks
Name: David N. Brooks
Title: General Counsel

FIG LLC

	By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

14

FORTRESS OPERATING ENTITY I LP

By:	FIG CORP.
its general partner

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

FIG CORP.

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

FORTRESS INVESTMENT GROUP LLC

By:	/s/ David N. Brooks
Name: David N. Brooks
Title: Secretary

15

EXHIBIT INDEX

Exhibit No.	Exhibit
1	Joint Filing Agreement, dated October 2, 2009, by and among Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities GP LLC, Drawbridge Special Opportunities Advisors LLC, Fortress Principal Investment Holdings IV LLC, FIG LLC, Fortress Operating Entity I LP, FIG Corp. and Fortress Investment Group LLC (incorporated by reference to Exhibit No. 1 to Schedule 13G filed on October 2, 2009).

16